Exhibit 19.1

Amended and Restated: January 22, 2025

LSI INDUSTRIES INC. INSIDER TRADING POLICY AND ANTI- HEDGING AND PLEDGING POLICY

SCOPE:

This policy applies to all directors and employees of LSI Industries Inc. and its subsidiaries and divisions. LSI may also determine that other persons should be subject to this policy, such as contractors or consultants who may have access to material non-public information. This policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this policy, including independent retirement accounts, trusts and other entities controlled by those subject to this policy.

In addition, individuals who have recently departed LSI or any of its subsidiaries or otherwise terminated a relationship with the company will be expected to comply with the terms of this policy for the period of time during which such individuals are in possession of material non-public information.

PURPOSE:

Federal law makes persons who engage in transactions in securities on the basis of material non-public information, as well as their employers in certain cases, liable for fines, criminal penalties and civil liabilities. LSI has adopted this policy to assist it and its directors and employees in avoiding unlawful insider trading and improprieties related to transactions in LSI securities, including the establishment of blackout periods during which transactions in LSI securities by LSI directors, certain employees (including those employees identified on the attachment to this policy), their family members and others are prohibited. In addition, the policy applies to information relating to securities issued by other companies with which LSI may have a business relationship or proposed business relationship.

POLICY:

Insider Trading Policy and Anti-Hedging and Pledging Policy.

GENERAL PROHIBITION:

Directors and employees of LSI and its subsidiaries are prohibited from:

(i)

engaging in transactions in LSI securities or in the securities of any company with which LSI may be conducting business or proposing to be conducting business while in possession of material non-public information regarding LSI or such other company;

(ii)	transactions in “puts” or “calls” or other derivative securities linked to LSI;

(iii)	tipping, or providing material non-public information to third parties for other than legitimate corporate purposes;

(iv)	recommending the purchase or sale of any LSI security;

(v)	engaging in short sales of LSI stock. “Short” sales of stock are transactions where you borrow stock, sell it, then buy stock at a later date to replace the borrowed shares;

(vi)	for directors and certain officers of LSI, engaging in the purchase and subsequent sale, or vice versa, of LSI securities within a six-month period; and

(vii)	assisting someone who is engaged in any of the above activities.

EXPLANATION OF KEY CONCEPTS:

The following discussion is provided in applying the “General Prohibition.”

(i)	LSI Securities.

LSI securities include shares of LSI common stock and incentive awards such as stock options, restricted shares, restricted share units and performance awards related to shares of LSI common stock.

This policy also applies to any other securities that LSI may issue, including, but not limited to, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by LSI, such as exchange-traded put or call options or swaps related to LSI securities. Gifts and other contributions of LSI securities are also subject to this policy.

(ii)	Materiality

The materiality of a fact depends upon the circumstances. A fact is material if it is likely that an investor would take it into account in deciding to purchase or sell securities. It need not be so important that it would change the investor’s decision of whether to buy or sell; it is enough if it is the type of information on which reasonable investors usually rely in making purchase or sale decisions. As a general rule, if disclosure of the information is likely to affect the market price of a security, the information is always material. Material information can be either business or market related, can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Examples of material information include, but are not limited to, information about:

●	corporate earnings, earnings forecasts, or other earnings projections or guidance;

●	possible mergers, acquisitions, tender offers, dispositions, joint ventures or restructurings;

●	major new service offerings or new major contract awards;

●	important business developments, such as developments of significant new product lines;

●	significant litigation, regulatory action or other investigation;

●	senior management or control changes;

●	developments in the Company’s business or prospects related to extraordinary events, such as pandemics, wars, terrorist attacks and natural disasters;

●	changes in dividend policies or amounts or stock splits;

●	significant financing developments including pending public sales or offerings of debt or equity securities;

●	defaults on borrowings;

●	changes in auditors or notification that the auditor’s reports may no longer be relied upon;

●	the establishment of a repurchase plan or program for Company securities;

●	significant cybersecurity incidents, including significant data breaches or the investigation of such incidents;

●	bankruptcies; and

●	significant related party transactions.

It is important to remember that materiality determinations are often challenged with the benefit of hindsight and therefore if there is any question whether particular information is material, the employee should not engage in transactions or communicate the information without consulting the Company’s General Counsel. Moreover, material information does not have to be directly about a company's business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

(iii)	Non-Public

Information is non-public unless it has been disclosed to the investing public. Selective disclosure to a few persons does not make information public. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, publication in a widely-available newspaper, magazine or news websites, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s website.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public.

(iv)	Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. Directors and employees should treat all information learned about the Company or its business plans in connection with employment as confidential and proprietary to, and as owned by, the Company. Inadvertent disclosure of confidential or inside information may adversely affect business plans and expose the Company and its directors and employees to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to federal law, the breach of which could result in substantial liability to the Company and its employees. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

All directors and employees are prohibited from posting or responding to any posting on or in Internet message boards, chat rooms, discussion groups or other publicly accessible forums, with respect to LSI. Keep in mind that any inquiries about LSI should be directed to the Company’s Chief Financial Officer.

BLACKOUT PERIODS

The Chief Financial Officer or General Counsel shall notify directors and select employees of the Company when there is a blackout period during which Covered Persons shall be prohibited from engaging in most transactions involving LSI securities. “Covered Persons” include LSI directors and select employees (including executive officers and those employees identified on the attachment to this policy) along with their family members, other members of a person’s household and persons or entities they control in a trust or custodial capacity. Note that the Company has the sole and absolute discretion to include, among others, certain administrative staff, information technology employees, sales representatives and other service- providers as “Covered Persons” from time to time. Such notice will generally be delivered by email to such directors and select employees without specific identification of the reason for the blackout. Those periods shall be determined as follows:

(i)	The period beginning fifteen days prior to the end of the fiscal quarter and ending one full trading day after the public release of actual earnings for that fiscal quarter.

(ii)

Any other period during the fiscal year deemed appropriate to declare a blackout period as a result of pending news or activity of the Company that could significantly impact the market price of the Company’s stock, including the events identified in the section above captioned “Explanation of Key Concepts.”

PRE-CLEARANCE

Covered Persons must contact the General Counsel, or in his absence, the Chief Financial Officer, to discuss any plans to engage in any transactions in LSI securities in the open market prior to the transaction to determine if there is any reason the contemplated transaction should not proceed. If there is nothing that should prohibit the transaction at that time, the Covered Person will be given approval for the transaction. If a Covered Person seeks pre-clearance and permission to engage in the transaction is denied, then such Covered Person should refrain from initiating any transaction in LSI’s securities and should not inform any other person of the restriction.

TRANSACTIONS NOT SUBJECT TO THIS POLICY

This policy does not apply to the following transactions, except as specifically noted:

Stock Option Exercises. This policy does not apply to the exercise (i.e., purchase and hold) of an employee or director stock option acquired pursuant to LSI’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have LSI withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elects to have LSI withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of restricted stock.

Nonqualified Deferred Compensation Plan. This policy does not apply to purchases of LSI securities in LSI’s Nonqualified Deferred Compensation Plan resulting from periodic (i.e., monthly) contribution of funds to the plan pursuant to payroll deduction elections. This policy also does not apply to distributions of LSI securities out of LSI’s Nonqualified Deferred Compensation Plan. As the timing of the annual purchase for LSI shares under the Nonqualified Deferred Compensation Plan is determined by LSI management, such annual purchase shall be subject to this policy.

Pre-arranged Trading Plans. This policy does not apply to purchases or sales of LSI securities by a Covered Person pursuant to pre-arranged trading plans that comply with Rule 10b5-1 and the requirements of this policy applicable to Rule 10b5-1 plans. Use of a pre-arranged trading plan allows a Covered Person to trade in LSI securities or the securities of other companies even during trading blackout periods because trading decisions are made by an independent third party according to a pre-set plan.

All Covered Persons entering into a Rule 10b5-1 trading plan must act in good faith with respect to the plan. The Rule 10b5-1 trading plan must be entered into at a time when the Covered Person does not possess material non-public information. The Rule 10b5-1 trading plan may not be entered into during a blackout period. Covered Persons must pre-clear such Rule 10b5-1 trading plans by submitting to the General Counsel, or in his absence, the Chief Financial Officer, a copy of the written Rule 10b5-1 trading plan for review and approval before it can be entered into and effective.

The Rule 10b5-1 trading plan must be a written, binding contract, instruction, or other arrangement under specified terms and conditions for the purchase or sale of securities. SEC rules require Covered Persons to include representations in their written Rule 10b5-1 trading plans certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about LSI or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. The written Rule 10b5-1 trading plan also must:

(i)	expressly specify the amount, price, and date of trades;

(ii)	include a written formula or algorithm, or computer program, for determining amounts, prices, and dates; or

(iii)

not permit the Covered Person to exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade; provided, in addition, that any other person who does exercise such influence is not aware (or is deemed to be unaware of the material nonpublic information when doing so).

All Rule 10b5-1 trading plans of Covered Persons must have “cooling-off” periods between the date the Rule 10b5-1 trading plan is adopted or modified and when trading under the plan commences. For Covered Persons, the cooling-off period is the later of (i) 90 days after the adoption or modification of the Rule 10b5-1 trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. In any event, the required cooling-off period for Covered Persons must not exceed 120 days following the Rule 10b5-1 trading plan adoption or modification. For employees who are not Covered Persons, the applicable cooling-off period is 30 days after the adoption or modification of the Rule 10b5-1 trading plan.

No Covered Person may maintain or use multiple overlapping Rule 10b5-1 trading plans for open market purchases of LSI securities except as described below. This prohibition does not apply where a person transacts directly with LSI such as in a dividend reinvestment plan, employee stock ownership plan or deferred compensation plan, which are not executed on the open market. Also, the prohibition does not apply to plans authorizing an agent to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units, performance share awards and stock options (“sell-to-cover” Rule 10b5-1 trading plans), provided that the award holder is not permitted to exercise control over the timing of such sales. Also, a Covered Person may maintain two separate Rule 10b5-1 trading plans for open market purchases or sales of LSI securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If the first plan is terminated early, the first trade under the later-commencing plan, however, must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan which, as explained above, is the later of (i) 90 days after the adoption or modification of the Rule 10b5-1 trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. In any event, as explained above, the required cooling-off period for Covered Persons must not exceed 120 days following the Rule 10b5-1 trading plan adoption or modification.

A Covered Person may enter into only one single-trade Rule 10b5-1 trading plan during any consecutive twelve-month period. A Rule 10b5-1 trading plan will not be treated as a single-trade plan if it gives the Covered Person’s agent discretion over whether to execute the plan as a single transaction, or provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades. For the avoidance of doubt, sell-to-cover Rule 10b5-1 trading plans are exempt from the limitation on single-trade plans.

Although transactions effected under a Rule 10b5-1 trading plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) executed pursuant to a trading plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company's filing coordinator to assist in the preparation and filing of a required Form 4.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in LSI securities, even pursuant to a previously approved trading plan, if the Chief Executive Officer, Chief Financial Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any trading plan submitted for approval hereunder should explicitly acknowledge the Company's right to suspend, discontinue or prohibit transactions in LSI securities.

Other Similar Transactions. Any other purchase of LSI securities from LSI or sales of LSI securities to LSI are not subject to this policy.

PLEDGING AND HEDGING

Covered Persons are prohibited from, directly or indirectly, pledging and/or hedging any LSI securities. “Pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding or purchase of shares in a margin account or hypothecating shares as collateral for a loan, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise. For purposes of this policy, pledging does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans. “Hedging” includes any instrument or transaction, including put options, monetization transactions, equity swaps, forward-sale contracts, collars, exchange funds, prepaid variable forwards and other forward-sale contracts, through which the Covered Person offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security.

SECTION 16 LIABILITY – DIRECTORS AND CERTAIN OFFICERS

All directors and certain officers (designated by the Board) must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Securities Exchange Act of 1934. The practical effect of these provisions is that any officer or director who purchases and sells the company’s securities within a six-month period must disgorge all profits to the company whether or not he or she had knowledge of any material non-public information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock options under the company’s stock plans, nor the exercise of options is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the company’s stock which is unlawful under Section 16(c) of the Exchange Act.

CONSEQUENCES OF VIOLATING THIS POLICY

Violation of this policy is not only a violation of LSI rules, but may also be a violation of federal law. As a result, a violation of these rules may:

(i)	subject the violator and the Company to large civil liability (up to three times the profit gained, or loss avoided);

(ii)	subject the violator to criminal prosecution with possible penalties of imprisonment of up to 20 years and additional fines of up to $5 million; and

(iii)	subject the violator to termination of employment for cause, whether or not the violation results in a violation of law.

NOTIFICATION

The Executive Vice President--Human Resources and General Counsel is in charge of implementing and explaining these policies. Please contact the General Counsel, or in his absence the Chief Financial Officer, before you buy or sell LSI securities or other securities or if anything in this policy is unclear to you.